                                                                    Exhibit 10.1


                       CONSULTING AND RETIREMENT AGREEMENT
                       -----------------------------------

         Sara Lee Corporation (the "Company") and Paul J. Lustig ("Executive") enter into this Consulting and Retirement Agreement (this "Agreement") on the 30th day of January, 2002.

                              W I T N E S S E T H:
                              - - - - - - - - - -

  WHEREAS, Executive is employed by the Company as an Executive Vice President;
         WHEREAS, Executive and the Company desire to enter into an agreement relating to Executive's retirement.

         NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Retirement Date. The Executive's Retirement Date shall be November 1, 2001. Until the Retirement Date, Executive shall continue as an employee of the Company. Executive hereby resigns his employment and all appointments he holds with the Company and its affiliates effective as of the Retirement Date. Executive understands and agrees that his employment with the Company will conclude on the close of business on the Retirement Date.

2.   Salary Continuation Payments.

(a) The Company agrees to continue to pay Executive, commencing on the day following the Retirement Date and ending on June 30, 2005 (the "Salary Continuation Period"), the gross amount of $1,312,500.00 in 44 equal monthly installments of $29,829.55 in accordance with the Company's normal payroll practices (collectively, the "Salary Continuation Payments"), less all applicable withholding taxes and other customary payroll deductions. The Salary Continuation Payments will commence on the first payroll date following the Retirement Date or following the eighth day after the Executive has signed this Agreement without revoking it pursuant to Paragraph 16(b) below, whichever is later.

(b) In the event of the Executive's death during the Salary Continuation Period, the Salary Continuation Payments, and any awards under the LTPIP and GIS referred to in Subparagraphs 6(b) and 6(c), shall be payable to the beneficiary designated by the Executive under this Agreement and delivered to the Company or, if none, to his estate and, except to the extent benefits contemplated by this Agreement are provided by their terms to be paid to Executive's heirs and beneficiaries, the Company shall have no further obligations to Executive's beneficiaries under this Agreement.

(c) The Salary Continuation Payments shall cease if the Executive becomes reemployed by the Company or any enterprise in which the Company owns a controlling interest, provided the Company owns such controlling interest at the time Executive commences such employment.

3. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Retirement Date, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive's employment with the Company and its affiliates prior to the Retirement Date), unpaid bonus, severance and

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accrued or unused vacation time or vacation pay from the Company or any of its affiliates, and as of and after the Retirement Date, except as provided herein, he will not be eligible to participate, except as a retired employee, in any of the compensation or benefit plans of the Company or any of its affiliates, including, without limitation, the Company's Consolidated Pension and Retirement Plan, Employee Stock Ownership Plan ("ESOP"), 401(k) Supplemental Savings Plan, stock purchase plan, travel accident insurance, personal accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance. Executive will be entitled to receive benefits, which are vested and accrued prior to the Retirement Date, pursuant to the employee benefit plans of the Company, and any participation by the Executive (if any) in any of the compensation or benefits plans of the Company or any of its affiliates as of and after the Retirement Date shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive's employment on or before the Retirement Date, but not previously reimbursed, provided the Company's policies of documentation and approval are satisfied.

4. Short-Term Bonus. Executive shall receive a prorated portion of Executive's bonus earned under the Annual Incentive Plan of the Company for the 2002 fiscal year. Executive's bonus shall be prorated at 33.3% reflecting his employment for one-third of the 2002 fiscal year. For purposes of calculating the bonus, the Company will assume a Superior level of performance by the Executive. The bonus payment provided for in this Paragraph 4 shall be in lieu of, not in addition to, all bonuses payable to the Executive and shall be paid to Executive on the same date or dates on which active participants under such Annual Incentive Plan are paid bonuses for the applicable bonus periods. The bonus payment, if any, made by the Company shall be made in cash and shall be reduced by applicable withholding and other customary payroll deductions. Executive shall not be entitled to participate in any annual bonus plan of the Company for any fiscal year ending after the 2002 fiscal year.

5. Supplemental Non-qualified ESOP and Retirement Plan Benefits. For purposes of determining the amount of Executive's supplemental pension benefit under the Sara Lee Corporation Supplemental Benefit Plan ("Supplemental Plan") and Executive's eligibility for such supplemental pension, the Salary Continuation Period shall be considered as vesting and benefit service and Executive's Salary Continuation Payments (and any bonus paid pursuant to Section 4) shall be considered compensation. In the event of Executive's death prior to the end of the Salary Continuation Period, Executive shall be considered to have attained age 55 for purposes of determining any benefit his spouse is entitled to receive under the Supplemental Plan and Executive's spouse shall be entitled to commence payment of her surviving spouse's benefit beginning on the date Executive would have attained age 55. Executive has been provided a copy of the calculation of his estimated pension which is attached as Schedule A to this Agreement. In addition, for purposes of determining the amount of Executive's supplemental ESOP benefit under the Supplemental Plan, the Salary Continuation Period shall be considered as vesting service and Executive's Salary Continuation Payments shall be considered compensation.

6.   Stock Options, LTPIP, GIS and Retention Grant.

     (a) Executive shall not be granted any and shall not be entitled to receive any new stock options or restricted stock awards after November 1, 2001. Executive's existing stock options as set forth on Schedule B to this Agreement will continue to vest during the Salary Continuation Period in accordance with their vesting schedules. Following the end of the Salary Continuation Period or upon Executive's death during the Salary Continuation Period, Executive shall be treated as a Retired Participant under the Company's stock option plans. As a Retired Participant, Executive's then outstanding

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


stock options will continue to vest and may be exercised until the earlier of
(i) the expiration date of the option or (ii) June 30, 2010; provided, however, that with respect to any options granted on or after January 27, 2000, such options may be exercised at any time prior to the expiration date of the option. From and after November 1, 2001, Executive shall not be eligible to be issued replacement stock options upon exercise of any options held by him. Notwithstanding anything contained in this Section 6, if, at any time prior to the date of exercise of any stock option, Executive engages in: (i) conduct for which Executive is convicted of a felony, (ii) conduct that would constitute a breach of this Agreement under Paragraphs 11, or 12 or 13; or (iii) violation of the Company's Global Business Standards, in effect on the date of the Agreement, a copy of which is attached as Schedule C to this Agreement, in a manner that would constitute a material violation; then the Executive's unexercised stock options shall terminate effective the date on which Executive enters into such activity.

     (b) Subject to the determination of the Compensation and Employee Benefits Committee of the Company's Board of Directors (the "Committee"), Executive will be entitled to a distribution of his awards under the Company's Long-Term Performance Incentive Plans ("LTPIP") for FY00-02 and FY01-03. The award for FY00-02 shall be prorated at 28/36th, and the award for FY01-03 shall be prorated at 16/36th of the respective award earned under the LTPIP for the relevant performance period. The awards shall be calculated in a manner consistent with the methodology used to calculate awards generally for other similar situated participants in the LTPIP. The Company shall recommend to the Committee that Executive receive an award under the LTPIP.

     (c) Executive's April 27, 2000 award of 20,200 Growth Initiative Shares ("GIS") shall continue to vest during the Salary Continuation Period and shall be paid on the same date or dates on which Growth Initiative Shares are distributed to Participants in the Plan. The award shall be reduced by applicable withholding and other customary payroll deductions.

     (d) Executive shall forfeit his August 1999 retention award of 15,000 restricted shares of the Company's common stock.

7. Health Insurance Continuation, Universal Life. Beginning on the Retirement Date, Executive shall be eligible to elect COBRA continuation coverage under the group medical and dental plan available to corporate officers of the Company. If Executive elects COBRA continuation coverage, the Company will subsidize the premium for such continuation coverage during the Salary Continuation Period, to the extent the Executive would otherwise be required to pay more for such coverage during the Salary Continuation Period than a similarly situated active employee would be required to pay for comparable coverage. If the Salary Continuation Period exceeds the COBRA continuation period, the Company will continue to subsidize the premium for such continuation coverage during the Salary Continuation Period and the Executive will continue to receive group medical and dental coverage on the same terms and conditions as during the COBRA continuation period, until the end of the Salary Continuation Period, subject to the terms of all applicable group medical and dental plans in effect from time to time. Executive may elect, during the 30 day period commencing on the Retirement Date, to participate, effective as of the end of the Salary Continuation Period, in the Sara Lee Corporation Retiree Medical Plan available to the Executive Benefit Group of the Company in accordance with the terms and conditions of the plan in effect from time to time; provided that, such coverage shall not be available to the Executive at the conclusion of the Salary Continuation Period unless he elects such coverage within thirty (30) days following the Retirement Date. If Executive dies prior to the end of the Salary Continuation Period and Executive had elected COBRA continuation coverage under the group medical and dental plan, COBRA continuation coverage shall continue for Executive's surviving spouse and dependents until the end of the Salary Continuation Period under the same terms and conditions that coverage would have been provided to Executive under this Agreement. If Executive dies prior to the end of the Salary Continuation Period and Executive had elected coverage under the Sara Lee Retiree Medical Plan effective as of the end of the Salary Continuation Period, coverage under the Retiree Medical Plan shall be provided to Executive's surviving spouse and dependents, subject to the terms and conditions of the plan, beginning as of the end of the Salary Continuation Period. The premium charged Executive or his surviving spouse or dependents for such retiree medical coverage may be different from the premium charged an active employee of the Company for similar coverage. The Company further agrees to continue to fund the individual universal life insurance policy (in an amount equal to Executive's base salary) provided to Executive by the Company under the Company's Executive Life Insurance Plan in accordance with the terms and conditions of such plan, as such plan is in effect from time to time.

8. Automobile. Following his Retirement Date, Executive may continue to use the automobile provided to him by the Company in accordance with the terms of the Company's leased automobile policy until the earlier of (i) the end of the Salary Continuation Period, (ii) the date on which he accepts full-time employment with another employer or (iii) the end of the lease term and provided further that the Company shall only be responsible for the lease payments and insurance premiums; Executive shall be responsible for all other operating expenses, including all fuel and maintenance expenses related to the automobile. Executive shall have the option to purchase the automobile at any time during the term of this Agreement or upon the termination of this Agreement. In the event the Executive elects to purchase the automobile, the purchase price shall be determined in accordance with the Company's then current policy. During the term of the lease, the Company shall continue to insure or provide insurance (including collision, comprehensive and liability) for the automobile.

9.   Other Benefits.

     (a) Executive will be entitled to fulfillment of any matching grant obligations under the Company's Matching Grants Program with respect to commitments made by Executive prior to November 1, 2001.

     (b) Executive's participation in the Company's Deferred Compensation
Plan shall continue to be governed by all terms and conditions of the Deferred Compensation Plan. A copy of the amounts deferred and the terms thereof is attached as Schedule D to this Agreement.10.

10.  Consulting Services and Reimbursement of Expenses. Following the
Retirement Date, Executive agrees to make available to Company, during the Salary Continuation Period, at mutually agreeable times, Executive's services, experience and knowledge with respect to the operations, practices and policies of the Company's Branded Apparel Group. Nothing contained in this Section 10 shall be deemed to create an employment relationship between the Company and Executive. In providing such consulting services, Executive shall be an independent contractor and shall not have the authority to bind the Company with respect to any matter. During the Salary Continuation Period, the Company shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of such consulting services, provided that such expenses are incurred at the request of the Company. Reimbursement shall be made against the submission by Executive of signed itemized expense reports in accordance with the travel and business expense reimbursement policies of the Company in effect from time to time. The Company's sole remedy for breach of this Section 10 shall be an action for specific performance. The Company may not set off any amounts due to Executive hereunder in the event Executive fails to render consulting services.

11. Non-Solicitation and Non-Competition. In consideration for receiving the payments and the other benefits provided herein, Executive agrees that, during the Salary Continuation Period, Executive:

          a. will not, without the prior written consent of Company, solicit for employment or assist or encourage the solicitation for employment, any employee of the Company, or any of its operating divisions, subsidiaries or affiliates.

          b. will not, without the prior written consent of Company, counsel or be employed by, or otherwise engage or participate in any Competing Business (regardless of whether Executive receives any compensation of any kind). Notwithstanding the foregoing, Executive's passive ownership of not more than 4.9% of any publicly held entity that is a Competing Business shall not be deemed a breach of this provision.

For purposes of this Agreement, Competing Business means each of the following entities (and any of their respective parents, subsidiaries, affiliates, successors or assigns, including any successors or assigns through a plan of reorganization): VF Corporation; Fruit of the Loom; The Warnaco Group; Maidenform; Jockey International; Intimate Brands; Russell Corporation; Gildan Activewear; Triumph; Delta Galil Industries; Kellwood Company; Mast; Adidas; Golden Lady; Kayser Roth; Reebok; Tultex; or Nike. "Competing Business" shall also include any entity which acquires any material portion of the apparel business of any of the entities described above, whether by acquisition, merger, reorganization or other method or manner.

12. Confidentiality. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company. Executive will promptly after the Retirement Date return to the Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof.

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13. Non-Disparagement. At all times hereafter, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions, subsidiaries or affiliates to any person.

14. Breach of Agreement.

(a) In the event of any dispute under this Agreement, the party who has the claim under this Agreement shall give the other party written notice, and except in the case of a breach of this Agreement which is not susceptible to being cured (such as the disclosure of confidential information), ten calendar days from the date notice is deemed given.

(b) In the event of a breach of this Agreement, including, but not limited to Paragraphs 11, 12 and 13 by Executive (i) the Company shall have the right, in addition to and without waiving any other rights that may be available to the Company at law or in equity, to immediately discontinue any remaining Salary Continuation Payments and other obligations of the Company to Executive under this Agreement, but excluding any obligation to provide vested and accrued pension benefits under any qualified Company pension plan and any payments due Executive under any deferred compensation plan of the Company, and (ii) the Salary Continuation Period shall thereupon cease.

(c) If the Company pursues a claim for actual damages for a breach of Paragraphs 11, 12, or 13 by Executive, any award will first be offset by any monies remaining owed to the Executive under this Agreement, but excluding any obligation to provide vested and accrued pension benefits under any qualified Company pension plan and any payments due Executive under any deferred compensation plan of the Company.

(d) Executive and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 11, 12 or 13 and agree that in event of actual or threatened breach or violation of such provisions the Company shall be awarded injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security and without first complying with the provisions of Paragraph 16, and such right to injunctive relief shall be in addition to any other right available under this Agreement.

15. Release.

(a) Executive on behalf of himself, his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, legal representatives, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (collectively, the "Released Parties") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including without limitation attorneys' fees of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which the Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive's employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties based on any matter existing on or before the date on which the Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Company is providing Executive with a total consideration, financial or otherwise, which exceeds what Executive would have been given or entitled to without the release. By executing this

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Agreement, Executive is waiving, without limitation, all claims against the
Released Parties arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the Illinois Human Rights Act, as amended. Executive represents and warrants that he has not filed or initiated any legal or equitable proceeding, or any proceeding involving a private right of action, against any of the Released Parties and that no such proceedings have been initiated against any of the Released Parties on his behalf. Executive will not cause or encourage any lawsuit or any action involving a private right to be maintained or instituted against any of the Released Parties, and he will not participate in any manner in any such proceedings against any of the Released Parties, except as required by law. Nothing herein shall release any party from any obligation under this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. ss. 621 ("ADEA"). EXECUTIVE FURTHER AGREES:
(A) THAT EXECUTIVE'S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER'S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SALARY CONTINUATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED, AND WOULD NOT OTHERWISE BE OWING TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND, HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE'S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER HE SIGNS THIS AGREEMENT.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of the Agreement and this release. In addition, noting herein shall be construed to prevent Executive from enforcing any rights Executive may have under the Employee Retirement Income Security Act of 1974.

16. Dispute Resolution.

(a) In the event of any dispute between the parties (other than pursuant to Paragraph 14(d) above), the party who has the claim under this Agreement shall give the other party reasonable notice and, except in an emergency situation, a reasonable opportunity

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to cure. The party who has the claim agrees to promptly submit such dispute to binding arbitration. The arbitration hearing shall be completed within ninety
(90) days of the first to occur of the notice referred to above or submission to arbitration if no such notice is given.

(b) Such arbitration shall be conducted in accordance with this Agreement and, where not inconsistent, the appropriate commercial arbitration rules of the American Arbitration Association (the "AAA"), and shall be held in Chicago, Illinois, at such location within Chicago as shall be determined by the AAA. Each side shall name one arbitrator. The two arbitrators shall select a third arbitrator either by mutual agreement or from a list submitted by the AAA in accordance with AAA rules. The arbitrators shall permit reasonable discovery in accordance with Federal Rules of Civil Procedure and the local Rules of the U.S. District Court for the Northern District of Illinois. The arbitrators shall make written findings of fact and conclusions of law reflecting the appropriate substantive law. The decision of the arbitrators shall be rendered within 30 days of the close of the arbitration hearing and shall be final and binding. The parties shall pay their own expenses of arbitration and legal fees, and the expenses of the arbitrators and the AAA shall be equally shared; providing, however, that if, in the opinion of the arbitrators, any claim under the Agreement or any defense in objection thereto was unreasonable, the arbitrator may assess, as part of their award, all or any party of the arbitration expenses (including reasonable attorneys' fees of the other party and arbitrators' fees under the standards and law applicable under Rules 11 and 27 of the Federal Rules of Civil Procedure) against the party raising such unreasonable claim, defense or objection.

(c) In any arbitration proceeding pursuant to Paragraph 16(b) hereof, this Agreement shall be governed as to all matters, including validity, construction and performance, by the laws of the State of Illinois, except as superseded by the laws of the United States.

(d) The parties agree that any attempt to avoid arbitration by instituting procedures in any other forum except as provided in Paragraph 14(d) will constitute a material breach of this Agreement and will cause irreparable harm to the other party, including, but not limited to disrupting business and incurring legal expenses, thereby requiring an immediate judicial order to return the cause to arbitration and terminate any other proceedings. Judicial orders to enforce the arbitration provisions of this Agreement and otherwise in aid of arbitration may be entered by the federal and state courts located in Cook County, Illinois, at any time prior to or after a final decision by the arbitrators, and the parties hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts.

17. Executive's Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive's attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

18. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

19. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and

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enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.


20. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

21. Non-Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

22. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to the compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto. It may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Company.

                      [This space intentionally left blank]

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23. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given (a) when delivered by hand, or (b) three days after being mailed by certified mail, return receipt requested, in each case addressed as follows:

                           To Executive at:

                           [Intentionally Omitted]

                           To the Company at:

                           Sara Lee Corporation
                           Three First National Plaza
                           Chicago, Illinois  60602-4260
                           Attention:  General Counsel

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE                               SARA LEE CORPORATION


/s/ Paul J. Lustig                      By: /s/ Lee A. Chaden
----------------------------------          ----------------------------------
Paul J. Lustig                              Name:  Lee A. Chaden
                                            Title: Senior Vice President -
                                                   Human Resources

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